Exhibit 23.2



The Board of Directors
Select Therapeutics, Inc.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the registration statement.

Our report dated September 12, 2000, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations that raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


/s/ KPMG, LLP

Chartered Accountants

Toronto, Canada
July 26, 2001